CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 21 to the Registration Statement No. 33-86102 on Form N-1A of John Hancock Institutional Series Trust of our report dated April 7, 2005 appearing in the Annual Report of John Hancock Independence Diversified Core Equity Fund II Fund for the year ended February 28, 2005.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are a part of such Registration Statement.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
June 29, 2005